UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 5, 2007

(Date of Earliest Event Reported)

1st Pacific Bancorp

(Exact Name of Registrant as Specified in its Charter)

California	000-52436	20-5738252
(State or other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4275 Executive Square, Suite 650,
La Jolla, California 92037

(Address of principal executive offices)

(858) 875-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2007, the Board of Directors (the “Board”) of 1st Pacific Bancorp (the “Company”) approved and adopted the 1st Pacific Bancorp 2007 Omnibus Stock and Incentive Plan (the “Plan”), subject to approval by the Company’s shareholders at the 2007 annual shareholders’ meeting (the “Annual Meeting”).  The Board adopted the Plan to promote the interests of the Company and its shareholders by: (i) attracting and retaining exceptional directors, employees and consultants (including prospective directors, employees and consultants), and (ii) enabling such individuals to participate in the long-term growth and the financial success of the Company.  The Plan will provide the Company with more flexibility and choice as to the types and terms of awards that it may grant to its own and its affiliates’ employees, directors and consultants.  Any awards made prior to the Annual Meeting will be conditional upon approval of the Plan by the shareholder’s of the Company.  A summary of the principal provisions of the Plan is set forth below.

Eligible Participants

Any director, employee or consultant (including any prospective director, employee or consultant) of the Company and any affiliate of the Company shall be eligible to be designated a participant in the Plan for purposes of receiving awards.  However, incentive stock options (“ISOs”) may be granted only to employees.

Plan Administration

The Board, or one or more committees appointed by the Board, will administer the Plan (in either case, the “Administrator”).  The Administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.

Shares Available For Awards

Subject to adjustment in certain circumstances, the aggregate number of shares of the Company’s common stock that may be issued pursuant to awards granted under the Plan is 400,000.  Notwithstanding the foregoing, the maximum number of shares that may be issued pursuant to ISOs granted under the Plan is 100,000, including ISOs that are outstanding or have been exercised.

Awards

The Plan provides for the grant of (i) stock options intended to qualify as ISOs under Section 422 of the Internal Revenue Code to the Company’s and its affiliates’ employees and (ii) non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, performance unit awards, performance share awards and other stock based awards (each, an “Award”) to the Company’s and its affiliates’ directors, employees and consultants.

Amendment and Termination of the Plan

The Board may amend, alter, suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan will terminate on April 5, 2017.

Transferability of Awards

Generally, unless the Administrator determines otherwise, the Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Limitations

Except as otherwise determined by the Administrator in an award agreement, the exercise price for stock options cannot be less than the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant.  The Administrator will determine the term of each option; provided that no ISO will be exercisable after the tenth anniversary of the date the option is granted.  In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of the Company’s stock or the stock of any of its affiliates, the exercise price cannot be less than 110% of the Fair Market Value of a share of the Company’s common stock on the date of grant and its term will be five years or less from the date of grant.  All options granted under the Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO.  No participant shall be granted more than $100,000 worth of ISOs in any one year.

The summary and description of the Plan above is qualified by reference to the full text of the Plan, which is incorporated by reference to Exhibit 4.3 attached hereto.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

4.3           1st Pacific Bancorp 2007 Omnibus Stock and Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Pacific Bancorp

By:	/s/ James H. Burgess
James H. Burgess,
Executive Vice President,
Chief Financial Officer and
Principal Accounting Officer

Date:  April 9, 2007